Exhibit 10.3

SKYWATER TECHNOLOGY, INC.

2021 EQUITY INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

COVER SHEET

SkyWater Technology, Inc., a Delaware corporation (the “Company”), hereby grants an option (the “Option”) to purchase shares of the Company’s common stock, par value $0.01 per share (the “Stock”), to the Grantee named below, subject to the vesting conditions set forth below. Additional terms and conditions of the Option are set forth on this cover sheet and in the attached Incentive Stock Option Agreement (together, the “Agreement”) and in the SkyWater Technology, Inc. 2021 Equity Incentive Plan (as amended from time to time, the “Plan”).

Grant Date:

Name of Grantee:

Number of Shares of Stock Covered by the Option:

Option Price per Share:	[At least 100% of FMV on Grant Date or, for Ten Percent Stockholders, 110% of FMV on Grant Date]

Vesting Schedule:	If you continue in Service on each applicable vesting date, the Option shall vest in installments on each of the [•] anniversaries of the Grant Date, provided that any fractional shares shall be rounded down to the nearest whole share on [each of] the first [•] vesting date[s] and, if applicable, shall vest on the last vesting date.

By your electronic acknowledgement of this Agreement, you agree to all of the terms and conditions described in the Agreement and in the Plan (if this is in paper form, a copy of the Plan is attached and if this is in electronic form, a copy of the Plan is available on this website). You acknowledge that you have carefully reviewed the Plan and agree that the Plan shall control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Grantee:		Date:
(Signature)

Company:		Date:
(Signature)

Name:

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

SKYWATER TECHNOLOGY, INC.

2021 EQUITY INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

Incentive Stock Option

This Agreement evidences an award of an Option exercisable for that number of shares of Stock set forth on the cover sheet and subject to the terms and conditions set forth in the Agreement and the Plan. This Option is intended to be an incentive stock option under Section 422 of the Code and will be interpreted accordingly.

If you cease to be an employee of the Company or a Subsidiary (an “Employee”), this Option will be deemed a Nonqualified Stock Option as of the date three (3) months and one (1) day after you cease to be an Employee. In addition, to the extent that all or part of this option exceeds the $100,000 per year limitation rule of Section 422(d) of the Code, this Option or the lesser excess part will be deemed to be a Nonqualified Stock Option.

Transferability	During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the Option. Other than by will or the laws of descent and distribution, the Option may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the Option be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit your Option.

Vesting

Your Option shall vest in accordance with the vesting schedule set forth on the cover sheet of this Agreement, so long as you continue in Service on each applicable vesting date, and is exercisable only as to its vested portion. You may not vest in more than the number of shares of Stock covered by your Option, as set forth on the cover sheet of this Agreement.

Notwithstanding your vesting schedule, the Option shall become 100% vested upon your termination of Service due to your death or Disability. No additional portion of your Option shall vest after your Service has terminated for any reason.

Leaves of Absence

For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by your employer in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by Applicable Laws. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

Your employer may determine, in its discretion, which leaves count for this purpose and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan. Notwithstanding the foregoing, the Company may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

[Change in Control

Notwithstanding the vesting schedule set forth above, upon the consummation of a Change in Control, if assumed or substituted for, this Option will become 100% vested upon your Involuntary Termination within the twelve (12)-month period following the consummation of the Change in Control.

“Involuntary Termination” means termination of your Service by reason of (i) your involuntary dismissal by the Company, an Affiliate, or their successors for reasons other than Cause; or (ii) your voluntary resignation for “good reason” as defined in a written employment or other written compensatory agreement between you and the Company or an Affiliate, or if none, then your voluntary resignation following the occurrence, without your written consent, of one or more of the following: (x) a material reduction in your base salary, target annual or long-term incentive compensation (whether payable in cash or otherwise), or health and welfare benefits, unless such reduction is part of an across-the-board reduction for all employees who are in the same salary grade as you as of the time of such reduction, (y) your demotion of more than one job grade, or (z) relocation of your principal work location to a location more than fifty (50) miles from the work location to which you are currently assigned. For a voluntary resignation to qualify as for “good reason,” you must provide written notice to the Company or its successor of any of the foregoing occurrences within ninety (90) days of the initial occurrence; the Company must fail to remedy such occurrence within the thirty (30)-day cure period following the date of such written notice; and you must resign within sixty (60) days after the Company’s cure period has ended.]

Forfeiture of Unvested Options / Term

Unless the termination of your Service triggers accelerated vesting or other treatment of your Option pursuant to the terms of this Agreement, the Plan, a written employment or other written compensatory agreement between you and the Company or an Affiliate, or a written compensatory program or policy of the Company or an Affiliate otherwise applicable to you, you will immediately and automatically forfeit to the Company the unvested portion of the Option in the event your Service terminates for any reason.

Your Option will expire in any event at the close of business at Company headquarters on the [tenth (10th) anniversary][For Ten Percent Stockholders: fifth (5th) anniversary] of the Grant Date, as shown on the cover sheet. Your Option will expire earlier if your Service terminates, as described below.

Expiration of Vested Options After Service Terminates

If your Service terminates for any reason, other than death, Disability, or Cause, then the vested portion of your Option will expire at the close of business at Company headquarters on the ninetieth (90th) day after your termination date.

If your Service terminates because of your death or Disability, then the vested portion of your Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of your death or termination for Disability. During that twelve (12)-month period, your estate or heirs may exercise the vested portion of your Option.

If your Service is terminated for Cause, then you shall immediately forfeit all rights to your entire Option (both vested and unvested portions), and the Option shall immediately and automatically expire.

Forfeiture of Rights

You understand and agree that if the Company, acting through the Committee, determines that you engaged in Conduct Detrimental to the Company during your Service or during the one-year period following the termination of your Service, (i) the outstanding vested and unvested portions of your Option shall immediately and automatically expire; and (ii) if you have exercised any portion of the Option during the two (2)-year period prior to your actions, you will owe the Company a cash payment (or forfeiture of shares of Stock) in an amount determined as follows: (a) for any shares of Stock that you have sold prior to receiving notice of the foregoing termination from the Company, the amount will be the proceeds received from any and all sales of those shares of Stock, less the Option Price, and (b) for any shares of Stock that you still own, the amount will be the number of shares of Stock owned times the Fair Market Value of the shares of Stock on the date you receive such notice from the Company, less the Option Price (provided, that the Company may require you to satisfy your payment obligations hereunder either by forfeiting and returning to the Company the shares or any other shares of Stock or making a cash payment or a combination of these methods as determined by the Company in its sole discretion). You understand and agree that the forfeiture and/or repayment under this Agreement is separate from and does not preclude the Company from seeking relief based on your conduct that constitutes Conduct Detrimental to the Company.

For purposes of this provision, “Conduct Detrimental to the Company” means:

(i) You engage in serious misconduct, whether or not such serious misconduct is discovered by the Company prior to the termination of your Service;

(ii)  You breach your obligations to the Company or an Affiliate under any of your written agreements with the Company or an Affiliate; or

(iii)  You engage in Conflicting Activities (as defined below).

For purposes of this Agreement, “Conflicting Activities” means, without advance, express, written consent of the Company’s Chief Human Resources Officer:

(i) You are or become a principal, owner, officer, director, shareholder, or other equity owner (other than a holder of less than 5% of the outstanding shares or other equity interests of a publicly traded company) of a Direct Competitor (as defined below);

(ii)  You are or become a partner or joint venturer in any business or other enterprise or undertaking with a Direct Competitor;

(iii)  You work or perform services (including contract, consulting, or advisory services) for a Direct Competitor in any geographic area where the Company or an Affiliate materially conducts business, if your services are similar in any material way to the services you performed for the Company or an Affiliate in the twelve (12) months preceding the termination of your Service;

(iv) Except for communications made on behalf of the Company or an Affiliate in the scope of your Service, you advise, assist, attempt to influence or otherwise induce or persuade (or assist any other person in advertising, attempting to influence or otherwise induce or persuade) any person employed by the Company or an Affiliate to end such employment with the Company or an Affiliate; or

(v)   You solicit, divert, take away, or attempt to solicit, divert or take away, directly or by assistance of others, any business from the Company’s clients or customers, including actively sought clients or customers, with whom you have or have had material contact during your Service for purposes of providing products or services that are competitive with those provided by the Company.

For purposes of this Agreement, the term “Direct Competitor” means any entity or other business concern that offers or plans to offer products or services that are materially competitive with any of the products or services being manufactured, offered, marketed, or actively developed by the Company as of the date your Service ends. By way of illustration, and not by limitation, the following companies are Direct Competitors: Direct Competitors. You understand and agree that the foregoing list of Direct Competitors represents only an illustrative list of the Company’s Direct Competitors as of the date of execution of this Agreement, that other entities are Direct Competitors as of the date of this Agreement, and that other entities may become Direct Competitors in the future.

You understand and agree that neither this provision nor any other provision of this Agreement prohibits you from engaging in Conflicting Activities but only requires the forfeiture and/or repayment as set forth herein if you engage in Conflicting Activities. If you desire to engage in Conflicting Activities, you agree to seek written consent from the Company’s Chief Human Resources Officer prior to engaging in the Conflicting Activities. If you enter into any business, employment, or service relationship during your Service or within the twelve (12) months following the termination of your Service, you agree to provide the Company sufficient information regarding the relationship to enable the Company to determine whether that relationship constitutes Conflicting Activities. You agree to provide such information within five (5) business days after entering into the business, employment, or service relationship.

Notice of Exercise	The Option may be exercised, in whole or in part, to purchase a whole number of vested shares of Stock of not less than one hundred (100) shares, unless the number of vested shares purchased is the total number available for purchase under the Option, by following the procedures set forth in the Plan and in this Agreement and by giving notice to the Company or its designated agent in accordance with instructions generally applicable to all option holders. If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you wish to exercise this Option in full or in part, you must include payment of the aggregate Option Price for the shares you are purchasing. Payment may be made in one of the following forms:

•  Cash, your personal check, a cashier’s check, a money order, or another cash equivalent acceptable to the Company.

•  Shares of Stock which are owned by you and which are surrendered to the Company, including through the withholding of shares otherwise issuable upon exercise. The Fair Market Value of the shares as of the effective date of the Option exercise will be applied to the Option Price.

•  By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Option Price and any withholding taxes.

Evidence of Issuance	The issuance of the shares upon exercise of this Option shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, by (i) book-entry registration or (ii) issuance of one or more share certificates.

Withholding

You agree as a condition of this Agreement that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or the sale of Stock acquired under this Option. In the event that the Company or any Affiliate, as applicable, determines that any federal, state, local, or foreign tax or withholding payment is required relating to the exercise of this Option or the sale of Stock arising from this Option, the Company or any Affiliate shall have the right to (i) require you to tender a cash payment, (ii) deduct the tax or withholding payment from payments of any kind otherwise due to you, (iii) permit or require you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), whereby you irrevocably elect to sell a portion of the shares of Stock to be delivered in connection with the exercise of the Option to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligations directly to the Company or any Affiliate, or (iv) withhold the delivery of vested shares of Stock otherwise deliverable under this Agreement to meet such obligations, provided that, to the extent required to avoid adverse accounting consequences to the Company, the shares of Stock so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by Applicable Laws.

You agree that the Company or any Affiliate shall be entitled to use whatever method it may deem appropriate to recover such taxes. You further agree that the Company or any Affiliate may, as it reasonably considers necessary, amend or vary this Agreement to facilitate such recovery of taxes.

Trading Restrictions	The Company may establish periods from time to time during which your ability to engage in transactions involving the Company’s stock is subject to specific restrictions (“Restricted Periods”). Notwithstanding any other provisions herein, you may not exercise Options during an applicable Restricted Period unless such exercise is specifically permitted by the Company (in its sole discretion). You may be subject to a Restricted Period for any reason that the Company determines appropriate, including Restricted Periods generally applicable to employees or groups of employees or Restricted Periods applicable to you during an investigation of allegations of misconduct or Conduct Detrimental to the Company by you.

Stockholder Rights	You (and your estate or heirs) have no rights as a stockholder with respect to the shares of Stock underlying the Option unless and until the shares of Stock underlying the Option have been issued upon exercise of your Option and either a certificate evidencing your Stock has been issued or an appropriate entry has been made on the Company’s books. No adjustments to your Stock shall be made for dividends, distributions, or other rights on or with respect to the Stock generally if the applicable record date for any such dividend, distribution, or right occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan. You may at any time obtain a copy of the prospectus related to your Award pursuant to this Agreement by accessing the prospectus at [Address]. Additionally, you may receive a paper copy of the prospectus free of charge from the Company by contacting [Contact], [Address], [Telephone Number], and [Email Address].

Notice of Disqualifying Disposition	If you sell or otherwise dispose of shares of Stock acquired pursuant to the exercise of this Option prior to the later of (i) the second (2nd) anniversary of the Grant Date or (ii) the first (1st) anniversary of the date on which the shares of Stock were acquired, then you agree to notify the Company in writing of the date of such sale or disposition, the number of shares of Stock sold or disposed of, and the sale price per share within ten (10) days of such sale or disposition.

No Right to Continued Employment or Other Service	This Agreement and this Option do not give you the right to expectation of employment or other Service by, or to continue in the employment or other Service of, the Company or any Affiliate. Unless otherwise specified in a written employment or other written compensatory agreement between you and the Company or an Affiliate, the Company or any Affiliate, as applicable, reserves the right to terminate your employment or other Service relationship with the Company or an Affiliate at any time and for any reason.

Corporate Activity	Your Option shall be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity, consistent with Article 16 of the Plan.

Clawback

This Option is subject to mandatory repayment by you to the Company in the circumstances specified in the Plan, including to the extent you are or in the future become subject to any Company “clawback” or recoupment policy or Applicable Laws that require the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or Applicable Laws.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under Applicable Laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of this Option earned or accrued during the twelve (12)-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Governing Law & Venue

You understand and agree that the Company is a Delaware corporation and that your Option may be part of a contemporaneous grant of many similar awards to individuals located in numerous jurisdictions. You agree that this Agreement and the Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, United States of America, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of any other jurisdiction.

The exclusive venue for any and all disputes arising out of or in connection with this Agreement shall be New Castle County, Delaware, United States of America, and the courts sitting exclusively in New Castle County, Delaware, United States of America shall have exclusive jurisdiction to adjudicate such disputes. Each party hereby expressly consents to the exercise of jurisdiction by such courts and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to such laying of venue (including the defense of inconvenient forum).

Compliance with Foreign Exchange Laws	Local foreign exchange laws may affect your Option or the vesting of your Option. You are responsible for obtaining any exchange control approval that may be required in connection with such events. Neither the Company nor any of its Affiliates will be responsible for obtaining such approvals or liable for the failure on your part to obtain or abide by such approvals. This statement does not constitute legal or tax advice upon which you should rely. You should consult with your personal legal and tax advisers to ensure your compliance with local laws. You agree to comply with all Applicable Laws and pay any and all applicable taxes associated with the grant or vesting of this Option.

The Plan

The text of the Plan is incorporated into this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments, or negotiations concerning this Option are superseded, except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement between you and the Company or an Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter.

Data Privacy	By accepting this Option, you consent to the collection, use and transfer of personal data as described in this paragraph. You understand that the Company and its Affiliates hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or equivalent, salary, nationality, job title, ownership interests or directorships held in the Company or its Affiliates, and details of all equity awards or other entitlements to shares of Stock awarded, cancelled, exercised, vested or unvested (“Data”). You further understand that the Company and its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Company and any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States. You authorize them to receive, possess, use, retain, and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of Stock on your behalf, in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any shares of Stock acquired under the Plan. You understand that you may, at any time, view such Data or require any necessary amendments to the Data.

Notice Delivery	By accepting the Option, you agree that notices may be given to you in writing either at your home or mailing address as shown in the records of the Company or an Affiliate or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the normal process employed by the Company or the Affiliate, as applicable, for communicating electronically with its employees.

Code Section 409A	The grant of the Option under this Agreement is intended to comply with the “stock rights” exemption from Code Section 409A (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, none of the Company, its Affiliates, the Board, or the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and none of the Company, its Affiliates, the Board, or the Committee will have any liability to you for such tax or penalty.

IPO Lock-Up	In connection with the Company’s initial public offering of Stock, unless you or the Company has a written agreement with the underwriters of the offering that provides otherwise, you agree not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, whether or not covered by this Award, or any securities convertible into or exercisable or exchangeable for shares of Common Stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, or agree to engage in any of the foregoing transactions, without the prior written consent of the Company and such underwriters, for such period of time after the date of the IPO prospectus as shall have been determined by the Company and such underwriters. You further agree to execute such agreements and instruments as may be reasonably requested by the Company or such underwriters that are consistent with this undertaking or that are necessary to give further effect to the undertaking.

By accepting this Agreement, you agree to all of

the terms and conditions described above and in the Plan.